CONTACT: Investor Relations (918) 742-1888

    ST. JOSEPH, INC. ANNOUNCED TODAY THE UNANIMOUS DECISION BY ITS BOARD OF
        DIRECTORS TO PURSUE SUITABLE CANDIDATES FOR FUTURE ACQUISITION.


FOR IMMEDIATE RELEASE

TULSA, OK, January 3, 2006 -- St. Joseph, Inc. (OTCBB: STJO) announced today the unanimous decision by its Board of Directors to pursue suitable candidates for future acquisition. Management will report to the Board of Directors at which time the Board will take the appropriate action concerning the acquisition targets.

President John H. Simmons stated, "While the company is not abandoning its commitment and continued emphasis on organic growth, it intends to accelerate the analysis of appropriate candidates for acquisition." Simmons declined to state particular details of any specific acquisition targets. "Any acquisition made by St. Joseph will be made with the intent of increasing St. Joseph shareholder value."

About St. Joseph, Inc.

Headquartered in Tulsa, Oklahoma, St. Joseph is a holding company owning subsidiaries engaged primarily in the staffing industry. The cornerstone of St. Joseph, is Staf*Tek Services, Inc., which has an unparalleled 26 year history of staffing excellence in the information technology arena. St. Joseph's newest subsidiary, Staf*Med Global, Inc. focuses on the rapidly growing medical staffing industry. To receive dissemination of St. Joseph news register your email address with the company at sji@stjosephinc.com. More information about St. Joseph, Inc. is available at www.stjosephinc.com.


This press release consists of forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

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St. Joseph Contact:

Mark Johnson
mark@stjosephinc.com
St. Joseph, Inc.
4870 South Lewis, Suite 250
Tulsa, OK 74105
918-742-1888
www.stjosephinc.com